Exhibit 10.4

CITIZENS BANK, NATIONAL ASSOCIATION
209 Church Street
New Haven, Connecticut 06510

December 14, 2018

Connecticut Water Service, Inc.
93 West Main Street
Clinton, CT 06413

Re:    Amendment and Restatement of Revolving Credit Facility

Ladies and Gentlemen:

Reference is hereby made to that certain letter agreement dated as of May 8, 2002 by and between Citizens Bank, National Association (the “Bank”) and Connecticut Water Service, Inc., a Connecticut corporation (the “Company”) as amended by that as amended by that certain letter agreement between the Bank and the Company dated as of May 17, 2002, by that certain letter agreement between the Bank and the Company dated as of June 12, 2003, by that certain letter agreement between the Bank and the Company dated as of March 12, 2004, by that certain letter agreement between the Bank and the Company dated as of January 30, 2006, by that certain letter agreement between the Bank and the Company dated as of November 20, 2007, by that certain letter agreement between the Bank and the Company dated as of September 15, 2009, by that certain letter agreement between the Bank and the Company dated as of May 5, 2010, by that certain letter agreement between the Bank and the Company dated as of June 1, 2011, by that certain letter agreement between the Bank and the Company dated as of October 12, 2012, by that certain letter agreement between the Bank and the Company dated as of November 25, 2013, by that certain letter agreement between the Bank and the Company dated as of October 14, 2014 and by that certain letter agreement between the Bank and the Company dated as of April 25, 2016 (as amended and in effect from time to time, the “Original Letter Agreement”) pursuant to which the Bank extended a revolving credit facility (the “Facility”) to the Company. Bank and the Company have agreed to continue the Facility and to amend and restate the terms and conditions of the Original Letter Agreement pursuant to this letter agreement. The Facility will be continued and be available to the Company for general corporate purposes on and subject to the following terms, conditions and limitations:

1.Definitions

“ABR Loan” has the meaning set forth in Section 6(a)(i).

“ABR Margin” means 1.90% per annum.

“Adjusted LIBOR Rate” means, relative to any LIBOR Rate Loan for any LIBOR Interest Period, an interest rate per annum equal to the LIBOR Rate in effect for such LIBOR Interest Period multiplied by the Statutory Reserve Rate; provided, however, that the Adjusted LIBOR Rate shall at no time be less than 0% per annum.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% per annum and (c) the Daily LIBOR Rate in effect on such day (subject to any interest rate floor set forth in the definition of “Daily LIBOR Rate”) plus 1.00 % per annum, provided that the Alternate Base Rate shall at no time be less than 1.00% per annum. If the Bank shall have determined (which determination shall be conclusive absent clearly manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Daily LIBOR Rate for any reason, including the inability or failure of the Bank to obtain sufficient quotations in accordance with the terms of the definition of the term Federal Funds Effective Rate, the Alternate Base Rate shall be determined without regard to clause (b) or (c), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Daily LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Daily LIBOR Rate, respectively.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or its subsidiaries from time to time concerning or relating to bribery or corruption.
“Anti-Terrorism Laws” has the meaning assigned to such term in Section 20(ix).
“Beneficial Ownership Certification” means, with respect to the Company, a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, which certification shall be in the form required by the Bank.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Business Day” means:

(a)	any day which is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in Hartford, Connecticut;

(b)
when such term is used to describe a day on which a payment or prepayment is to be made in respect of a LIBOR Rate Loan, any day which is: (i) neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in New York City; and (ii) a London Banking Day; and

(c)	when such term is used to describe a day on which an interest rate determination is to be made in respect of a LIBOR Rate Loan, any day which is a London Banking Day.

“Change of Control” means an event or series of events by which (a) any Person or group (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the Agreement Date) shall own directly or indirectly, beneficially or of record, shares representing more than 50% of the aggregate ordinary voting power or economic interests represented by the issued and outstanding Equity Interests of the Company (or, following the consummation of the Merger, SJW) on a fully diluted basis, (b) a majority of the seats (other than vacant seats) on the board of directors (or equivalent governing body) of the Company shall at any time be occupied by Persons who were neither (i) nominated, approved or appointed by the board of directors (or equivalent governing body) of the Company nor (ii) nominated, approved or appointed by individuals so nominated, approved, or appointed, (c) the Company shall fail to own, directly or indirectly, free and clear of all liens or other encumbrances, 100% of the aggregate ordinary voting power and economic interests represented by the issued and outstanding Equity Interests of each of its Subsidiaries (or such lesser percentage as may be owned, directly or indirectly, as of the date of this Agreement or the later acquisition thereof) except where such failure is as a result of a transaction permitted by this Agreement or approved in writing by the Bank.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings analogous thereto.
“Daily LIBOR Margin” means 1.90% per annum.
“Daily LIBOR Rate” means, for any day, a rate per annum equal to the Adjusted LIBOR Rate in effect on such day for deposits in Dollars for a one‑month LIBOR Interest Period (subject to any interest rate floor set forth in the definition of “Adjusted LIBOR Rate”).
“Daily LIBOR Rate Loan” has the meaning set forth in Section 6(a)(ii).

“Default” has the meaning assigned thereto in Section 15.

“Default Rate” means (a) when used with respect to the outstanding principal balance of any Revolving Loan, the sum of (i) the rate of interest otherwise applicable thereto plus (ii) 3.00%

per annum, and (b) when used with respect to any interest, fee or other amount payable under this Agreement which shall not have been paid when due, the sum of (i) the Alternate Base Rate plus (ii) the ABR Margin plus (iii) 3.00% per annum.
“Equity Interests” means, with respect to any Person, (a) shares of capital stock of (or other ownership or profit interests in) such Person, (b) warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, (c) securities (other than indebtedness) convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and (d) all other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or non-voting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“Event of Default” has the meaning assigned thereto in Section 15.

“Federal Funds Effective Rate” means, for any day, a rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if such rate is not so published for any day, the Federal Funds Effective Rate for such day shall be the average of the quotations for such day on such transactions received by the Bank from three federal funds brokers of recognized standing selected by it and (c) if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“GAAP” means generally accepted accounting principles, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any department, commission, board, bureau, agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
“Hedging Contracts” means, with respect to the Company, any agreement entered into to protect the Company against fluctuations in interest rates, or currency or raw materials values, including any interest rate swap, cap, floor or collar agreement or similar arrangement between the Company and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging contracts.

“Hedging Contract Provider” means the Bank (or an affiliate of the Bank) that enters into a Hedging Contract with the Company.

“Hedging Obligations” means, with respect to the Company, all liabilities of the Company to any Hedging Contract Provider under any Hedging Contracts.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each calendar month, (b) with respect to any Daily LIBOR Loan, the last day of each calendar month, (c) with respect to any LIBOR Rate Loan, the last day of the LIBOR Interest Period applicable thereto and, in the case of a LIBOR Rate Loan with an LIBOR Interest Period of more than three months’ duration, each day prior to the last day of such LIBOR Interest Period that occurs at intervals of three months’ duration after the first day of such LIBOR Interest Period, and (d) the Maturity Date.
“Interpolated Screen Rate” means in relation to the LIBOR Rate for any Revolving Loan, the rate per annum determined by the Bank (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the rate as displayed on the applicable Bloomberg page (or on any successor or substitute page or service providing quotations of interest rates applicable to Dollar deposits in the London interbank market comparable to those currently provided on such page, as determined by the Bank from time to time; in each case the “Screen Rate”) for the longest period (for which that Screen Rate is available) that is shorter than the applicable LIBOR Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available) that exceeds such LIBOR Interest Period, in each case, at approximately 11:00 a.m., London time, on the Quotation Day for such LIBOR Interest Period.

“LIBOR Breakage Fee” has the meaning assigned thereto in Section 9(c).

“LIBOR Interest Period” means, relative to any LIBOR Rate Loan:
(i)    initially, the period beginning on (and including) the date on which such LIBOR Rate Loan is made or continued as, or converted into, a LIBOR Rate Loan and ending on (but excluding) the day which numerically corresponds to such date one, two, three or six months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), in each case as the Company may select in its notice pursuant to Section 7(c); and
(ii)    thereafter, each period commencing on the last day of the next preceding LIBOR Interest Period applicable to such LIBOR Rate Loan and ending one, two, three or six months thereafter, as selected by the Company by irrevocable notice to the Bank pursuant to Section 7(c) hereof;
provided, however, that

(a)    at no time may there be more than three (3) LIBOR Interest Periods in effect with respect to the LIBOR Rate Loans;

(b)    LIBOR Interest Periods commencing on the same date for LIBOR Rate Loans comprising part of the same advance under this Agreement shall be of the same duration;

(c)    LIBOR Interest Periods for LIBOR Rate Loans in connection with which the Company has or may incur Hedging Obligations with the Bank shall be of the same duration as the relevant periods set under the applicable Hedging Contracts;

(d)    if such LIBOR Interest Period would otherwise end on a day which is not a Business Day, such LIBOR Interest Period shall end on the next following Business Day unless such day falls in the next calendar month, in which case such LIBOR Interest Period shall end on the first preceding Business Day; and

(e)     no LIBOR Interest Period may end later than the termination of this Agreement.

“LIBOR Rate” means:
with respect to each day during each LIBOR Interest Period pertaining to a LIBOR Rate Loan, the rate per annum determined by the Bank to be the arithmetic average of the London Interbank Offered Rates administered by the ICE Benchmark Administration (or any Person that takes over administration of such rate) for deposits in Dollars for a duration equal to or comparable to the duration of such LIBOR Interest Period which appear on the relevant Bloomberg page (or such other commercially available source providing quotations of the London Interbank Offered Rates for deposits in Dollars as may be designated by the Bank from time to time) at or about 11:00 a.m. (London time) on the Quotation Day for such LIBOR Interest Period; or
for any interest calculation with respect to an ABR Loan or a Daily LIBOR Rate Loan on any date, rate per annum determined by the Bank to be the arithmetic average of the London Interbank Offered Rates administered by the ICE Benchmark Administration (or any Person that takes over administration of such rate) for deposits in Dollars with a term of one (1) month commencing such day which appear on the relevant Bloomberg page (or such other commercially available source providing quotations of the London Interbank Offered Rates for deposits in Dollars as may be designated by the Bank from time to time), at or about 11:00 am (London time) on such day;
provided that if such rate is not available at such time for any reason, then the “LIBOR Rate” with respect to such Revolving Loan for such period shall be the Interpolated Screen Rate, where applicable. Each calculation by the Bank of the LIBOR Rate hereunder shall be conclusive and binding on the parties hereto for all purposes, absent clearly manifest error. Notwithstanding the foregoing, for purposes of this Credit Agreement, the LIBOR Rate shall at no time be less than 0.00% per annum.
“LIBOR Rate Loan” has the meaning assigned thereto in Section 6(a)(iii).

“LIBOR Rate Margin” means 1.90% per annum.

“LIBOR Scheduled Unavailability Date” has the meaning specified in Section 6(f)(i).
“LIBOR Successor Rate” has the meaning specified in Section 6(f)(i).
“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Alternate Base Rate, LIBOR Interest Period, timing and frequency of determining rates and making payments of interest and other administrative and yield protection matters as may be appropriate, in the discretion of the Bank, to reflect the implementation of such LIBOR Successor Rate and to permit the administration thereof by the Bank in a manner substantially consistent with then-prevailing market practice (or, if the Bank determines that implementation of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Bank determines in consultation with the Company).

“London Banking Day” means a day on which dealings in U.S. dollar deposits are transacted in the London interbank market.

“Margin Stock” has the meaning assigned to such term in Regulation U.
“Maturity Date” has the meaning assigned thereto in Section 3.

“Merger” means the merger between the Company and Merger Sub, pursuant to which Merger Sub shall be merged with and into the Company with the Company continuing as the surviving corporation and a direct wholly owned subsidiary of SJW.

“Merger Sub” means Hydro Sub, Inc., a Connecticut corporation and a direct wholly owned subsidiary of SJW.

“Note” has the meaning assigned thereto in Section 4.

“Notice of ABR Loan Borrowing” has the meaning assigned thereto in Section 7(a).

“Notice of Daily LIBOR Rate Loan Borrowing” has the meaning assigned thereto in Section 7(b).

“Notice of LIBOR Rate Loan Borrowing” has the meaning assigned thereto in Section 7(c).

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.
“Other Documents” has the meaning assigned thereto in Section 15(b).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by Citizens Bank or its parent company (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Quotation Day” means, with respect to any LIBOR Rate Loan and any LIBOR Interest Period, the day that is two Business Days prior to the first day of such LIBOR Interest Period.
“Regulation D” means Regulation D of the Board.
“Regulation T, U or X” means Regulation T, U or X, respectively, of the Board.
“Revolving Loans” has the meaning assigned thereto in Section 2.

“Sanctioned Country” means any country, territory or region which is itself the subject or target of any comprehensive Sanctions (at the date of this Credit Agreement, the Crimean region of Ukraine, Cuba, Iran, North Korea, Darfur, South Sudan and Syria).
“Sanctioned Person” means (a) any Person or group listed in any Sanctions related list of designated Persons maintained by OFAC, including the List of Specially Designated Nationals and Blocked Persons, or the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person subject to any law that would prohibit all or substantially all financial or other transactions with that Person or would require that assets of that Person that come into the possession of a third-party be blocked (c) any legal entity organized or domiciled in a Sanctioned Country, (d) any agency, political subdivision or instrumentality of the government of a Sanctioned Country, (e) any natural person ordinarily resident in a Sanctioned Country, or (f) any Person 50% or more owned, directly or indirectly, individually or in the aggregate by any of the above.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.
“SJW” means SJW Group, a Delaware corporation.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any basic, marginal, special, emergency, supplemental or other reserves) expressed as a decimal established by the Board to which the Bank is subject for eurocurrency funding (currently referred to as “eurocurrency liabilities” in Regulation D). Such reserve percentages shall include those imposed pursuant to Regulation D. LIBOR Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to the Bank under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (“Topco”), as of any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of Topco in Topco’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power is or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by Topco or one or more subsidiaries of Topco.
“Subsidiary” means any direct or indirect subsidiary of the Company, as the context may require.
“Taxes” has the meaning assigned thereto in Section 9(g).

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).
2.Amount

The aggregate principal amount of loans, advances and other extensions of credit outstanding under the Facility as provided herein (each, a “Revolving Loan” and collectively, the “Revolving Loans”) shall not at any time exceed $75,000,000 (the “Commitment Amount”). The Commitment Amount shall not be subject to reduction except upon the mutual agreement of the Bank and the Company. The aggregate outstanding principal amount of the Revolving Loans made under the Facility shall be continued under this Agreement.

3.Term

The Facility shall terminate and shall be repayable, if not sooner paid or demanded, on December 14, 2023 (the “Maturity Date”), unless such date is extended for additional periods of time by mutual agreement of the Bank and the Company. In the event of such an extension, the Maturity Date shall be extended for a corresponding period of time.

4.Promissory Note

The Facility shall be evidenced by an Amended and Restated Promissory Note dated December 14, 2018 in the principal amount of $75,000,000, made by the Company to the order of the Bank (the “Note”). The Note is made in substitution for, but not as a novation of, the Demand Promissory Note dated May 8, 2002 and amended by that certain First Allonge to Demand

Promissory Note dated November 20, 2007, that certain Second Allonge to Demand Promissory Note dated September 15, 2009, that certain Third Allonge to Demand Promissory Note dated October 12, 2012 and that certain Fourth Allonge to Demand Promissory Note dated April 25, 2016 which heretofore evidenced Revolving Loans under the Original Loan Agreement. The Note shall be in substantially the form of Exhibit A attached hereto. The Bank shall record the date and amount of each Revolving Loan in a loan account maintained by the Bank for the Facility and the Bank’s records with respect to such loan account shall, absent manifest error, be conclusive and binding.

5.Utilization and Use of Proceeds

The Company may utilize the Facility in whole or in part in the form of ABR Loans, Daily LIBOR Rate Loans or LIBOR Rate Loans and the proceeds of Revolving Loans may be used to support the Company’s working capital needs, dividend reinvestment purchases and interim capital expenditure funding.
No part of the proceeds of any Revolving Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase, acquire or carry any Margin Stock or (ii) for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X.
The Company will not request any Revolving Loan, and the Company shall not use, and shall ensure that its respective directors, officers, employees and agents shall not use, the proceeds of any Revolving Loan (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (ii) in any manner that would result in the violation of any applicable Sanctions or any Anti-Terrorism Laws by any Person, including the Bank.

6.Interest

(a)    Interest Rate Options. Revolving Loans shall bear interest, at the option of the Company, at either:

(i)a rate equal to the Alternate Base Rate in effect from time to time plus the ABR Margin (“ABR Loans”);

(ii)    a rate equal to the Daily LIBOR Rate in effect from time to time plus the Daily LIBOR Margin (“Daily LIBOR Rate Loans”); or

(iii)    a rate equal to the Adjusted LIBOR Rate in effect from time to time plus the LIBOR Rate Margin (“LIBOR Rate Loans”).

So long as the Facility is outstanding, the Company may enter into one or more separate Hedging Contracts with any Hedging Contract Provider for the purpose of an interest rate swap, on terms and conditions mutually acceptable to the Company and the Bank.

(b)    Payment of Interest. Accrued interest on each Revolving Loan shall be payable in arrears on each Interest Payment Date for such Revolving Loan and at such other times as may be specified herein, provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Revolving Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any LIBOR Rate Loan prior to the end of the current LIBOR Interest Period therefor, accrued interest on such Revolving Loan shall be payable on the effective date of such conversion.
(c)    Computation of Interest. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBOR Rate, the Daily LIBOR Rate and LIBOR Rate shall be determined by the Bank, and such determination shall be conclusive absent clearly manifest error.
(d)    Default Rate.
(i)    Notwithstanding the foregoing, if any principal of or interest on any Revolving Loan or any fee or other amount payable by the Company hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to the Default Rate to the fullest extent permitted by applicable law.
(ii)    Notwithstanding the foregoing, if an Event of Default has occurred and is continuing and the Bank so notifies the Company (provided that no such notification shall be required, and the following interest shall automatically be payable, in the case of an Event of Default under Sections 15.1(a), (b), (h) or (i)), then, so long as such Event of Default is continuing, all outstanding principal of each Revolving Loan shall, without duplication of amounts payable under the preceding sentence, bear interest, after as well as before judgment, at a rate per annum equal to the Default Rate to the fullest extent permitted by applicable law.
(iii)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(e)	Temporary Unavailability of LIBOR Rate. If prior to the commencement of any LIBOR Interest Period for a LIBOR Rate Loan:

(i)    the Bank determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBOR Rate for purposes of determining the Adjusted Libor Rate; or

(ii)    the Bank determines (which determination shall be conclusive) that the Adjusted LIBOR Rate will not adequately and fairly reflect the cost of making or maintaining such Loan;

then the Bank shall give notice thereof to the Company by telephone or facsimile as promptly as practicable thereafter and, until the Bank notifies the Company that the circumstances giving rise to such notice no longer exist, (x) any borrowing request that requests the continuation of any Loan as, a LIBOR Rate Loan shall be ineffective, (y) if any borrowing request requests a LIBOR Rate Loan, such Revolving Loan shall be made as an ABR Loan.

(f)	Successor LIBOR Rate.

(i)        If at any time the Bank determines (which determination shall be conclusive absent manifest error) that (A) the circumstances set forth in clause (e) have arisen and such circumstances are unlikely to be temporary, (B) the applicable supervisor or administrator of the LIBOR Rate or a Governmental Authority having jurisdiction over the Bank has made a public statement identifying a specific date after which the LIBOR Rate shall no longer be made available or used for determining interest rates for loans (such specific date, the “LIBOR Scheduled Unavailability Date”), or (C) a rate other than the LIBOR Rate has become a widely recognized benchmark interest rate for newly originated loans of this type made in Dollars to borrowers domiciled in the United States, then the Bank may, in consultation with the Company, select an alternate benchmark interest rate (including any credit spread or other adjustments to such alternate benchmark (if any) incorporated therein) to replace the LIBOR Rate for purposes of this Credit Agreement (such rate, the “LIBOR Successor Rate”).

(ii)        The Bank and the Company shall negotiate in good faith any amendments to this Agreement as may be necessary and appropriate to effectively replace the LIBOR Rate with the LIBOR Successor Rate and incorporate any LIBOR Successor Rate Conforming Changes related thereto. Notwithstanding anything to the contrary in Section 29, any such amendment entered into by the Bank and the Company shall become effective without any further action or consent of any other party to this Agreement.

(iii)        If the Bank determines (which determination shall be conclusive absent manifest error) that the circumstances under Section 6(e)(i) have arisen or the LIBOR Scheduled Unavailability Date has occurred, then (A) the Bank shall promptly notify the Company of such determination, which notice may be given by telephone, and (B) until such time as a LIBOR Successor Rate has been selected and this Agreement has been amended to implement such LIBOR Successor Rate and any LIBOR Successor Rate Conforming Changes, (1) the obligation of the Bank to make or maintain LIBOR Rate Loans shall be suspended, (2) any borrowing request that requests the continuation of any loan as, a LIBOR Rate Loan shall be ineffective, (3) if any borrowing request requests a LIBOR Rate Loan, such loan shall be made as an ABR Loan, and (4) the Alternate Base Rate shall be determined without reference to the Adjusted LIBOR Rate component thereof.

(iv)    The LIBOR Successor Rate and any LIBOR Successor Rate Conforming Changes shall be determined, applied and implemented in a manner that gives due consideration to the then-prevailing market practice in the United States for determining, applying and implementing benchmark interest rates for newly originated loans of this type made in Dollars to borrowers domiciled in the United States. Notwithstanding anything contained herein to the contrary, for purposes of this Agreement, no LIBOR Successor Rate selected in accordance with the foregoing shall at any time be less than 0.00% per annum.

7.Borrowing Procedures

(a)    ABR Loan Request. Whenever the Company desires to obtain an ABR Loan, the Company shall notify the Bank in writing no later than 10:00 a.m. (New York Time) on the date which is one (1) Business Day prior to the date on which the requested ABR Loan is to be made. Such notice shall specify (i) the effective date and amount of each ABR Loan; and (ii) such other information in respect thereof as reasonably requested by the Bank (each such notification a “Notice of ABR Loan Borrowing”). Subject to the terms and conditions of this Agreement and provided that the aggregate amount of all other previous Revolving Loans and the requested ABR Loan does not exceed the Commitment Amount, the Bank shall make each ABR Loan on the effective date specified therefor; provided, however, that no ABR Loan shall be made unless at the time thereof no Event of Default shall have occurred or be continuing.

(b)    Daily LIBOR Rate Loan Request. Whenever the Company desires to obtain a Daily LIBOR Rate Loan, the Company shall notify the Bank in writing no later than 10:00 a.m. (New York Time) on the date which is one (1) Business Day prior to the date on which the requested Daily LIBOR Rate Loan is to be made. Such notice shall specify (i) the effective date and amount of each Daily LIBOR Rate Loan; and (ii) such other information in respect thereof as reasonably requested by the Bank (each such notification a “Notice of Daily LIBOR Rate Loan Borrowing”). Subject to the terms and conditions of this Agreement and provided that the aggregate amount of all other previous Revolving Loans and the requested Daily LIBOR Rate Loan does not exceed the Commitment Amount, the Bank shall make each Daily LIBOR Rate Loan on the effective date specified therefor; provided, however, that no Daily LIBOR Rate Loan shall be made unless at the time thereof no Event of Default shall have occurred or be continuing.

(c)    LIBOR Rate Loan Request. Whenever the Company desires to obtain a LIBOR Rate Loan, the Company shall notify the Bank in writing by delivering a borrowing request to the Bank on or before 10:00 a.m. (New York time) on a Business Day, on not less than two nor more than five Business Days’ notice, that a LIBOR Rate Loan be made in a minimum amount of $50,000 and integral multiples of $10,000 (each such notification a “Notice of LIBOR Rate Loan Borrowing”). Subject to the terms and conditions of this Agreement and provided that the aggregate amount of all outstanding Revolving Loans and the requested LIBOR Rate Loan does not exceed the Commitment Amount, each LIBOR Rate Loan shall be made available to the Company no later than 11:00 a.m. New York time on the first day of the applicable LIBOR Interest Period by deposit to the account of the Company as shall have been specified in its borrowing request; provided, however, that no LIBOR Rate Loans shall be made unless at the time thereof no Event of Default shall have occurred or be continuing.

8.Continuations and Conversion Elections.

(a)    Any LIBOR Rate Loan shall be automatically continued as a LIBOR Rate Loan at the then applicable Adjusted LIBOR Rate and in an amount equal to the principal amount of the expiring LIBOR Rate Loan less any applicable Principal Repayment Amount made by the Company; provided, however, that no portion of the outstanding principal amount of a LIBOR Rate Loan may be continued as a LIBOR Rate Loan when any Event of Default has occurred and is continuing. If any Event of Default has occurred and is continuing (if the Bank does not otherwise elect to exercise any right to accelerate the Loans hereunder), the LIBOR Rate Loan shall automatically be continued as an ABR Rate Loan on the first day of the next LIBOR Interest Period.

(b)    By delivering a conversion notice to the Bank on or before 10:00 a.m., New York City time, on a Business Day, the Company may from time to time irrevocably elect, on not less than two (2) nor more than five (5) Business Days’ notice, that all or any portion of any LIBOR Rate Loan, in an aggregate minimum amount of $50,000 and integral multiples of $10,000, be converted on the last day of a LIBOR Interest Period into a LIBOR Rate Loan with a different LIBOR Interest Period; provided, however, that no portion of the outstanding principal amount of any LIBOR Rate Loan may be continued as a LIBOR Rate Loan when any Event of Default has occurred and is continuing, and no portion of the outstanding principal amount of any LIBOR Rate Loan may be converted to LIBOR Rate Loan of a different duration if such LIBOR Rate Loan relates to any Hedging Obligation.

9.Repayments, Prepayments and Interest

(a)    Repayment. The principal amount of the Revolving Loans shall be due and payable on the earlier of DEMAND by the Bank or the Maturity Date.

(b)    Voluntary Prepayment. ABR Loans may be prepaid in whole or in part at any time without premium or penalty. LIBOR Rate Loans may be prepaid upon the terms and conditions set forth herein. For LIBOR Rate Loans in connection with which the Company has or may incur Hedging Obligations, additional obligations may be associated with prepayment, in accordance with the terms and conditions of the applicable Hedging Contracts. The Company shall give the Bank, no later than 10:00 a.m., New York City time, at least four (4) Business Days notice of any proposed prepayment of any LIBOR Rate Loans, specifying the proposed date of payment of such LIBOR Rate Loans, and the principal amount to be paid. Each partial prepayment of the principal amount of LIBOR Rate Loans shall be in an integral multiple of $10,000 and accompanied by the payment of all charges outstanding on such LIBOR Rate Loans (including the LIBOR Breakage Fee) and of all accrued interest on the principal repaid to the date of payment.

(c)    LIBOR Breakage Fee. Upon: (i) any default by the Company in making any borrowing of, conversion into or continuation of any LIBOR Rate Loan following the Company’s delivery of a borrowing request or continuation/conversion notice hereunder or (ii) any prepayment of a LIBOR Rate Loan on any day that is not the last day of the relevant LIBOR Interest Period (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), the Company shall pay an amount (“LIBOR Breakage Fee”), as calculated by the Bank, equal to the amount of any losses, expenses and liabilities (including without limitation any loss of margin and anticipated profits) that the Bank may sustain as a result of such default or payment. The Company understands, agrees and acknowledges that: (i) the Bank does not have any obligation to purchase, sell and/or match funds in connection with the use of the LIBOR Rate as a basis for calculating the rate of interest on a LIBOR Rate Loan, (ii) the LIBOR Rate may be used merely as a reference in determining such rate, and (iii) the Company has accepted the LIBOR Rate as a reasonable and fair basis for calculating the LIBOR Breakage Fee and other funding losses incurred by the Bank. The Company further agrees to pay the LIBOR Breakage Fee and other funding losses, if any, whether or not the Bank elects to purchase, sell and/or match funds.

(d)    LIBOR Rate Lending Unlawful. If the Bank shall determine (which determination shall, upon notice thereof to the Company be conclusive and binding on the Company) that the introduction of or any change in or in the interpretation of any law, rule, regulation or guideline, (whether or not having the force of law) makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Bank to make, continue or maintain any LIBOR Rate Loan as a LIBOR Rate Loan of a certain duration, the obligations of the Bank to make, continue or maintain any such LIBOR Rate Loans shall, upon such determination, forthwith be suspended until the Bank shall notify the Company that the circumstances causing such suspension no longer exist, and all LIBOR Rate Loans of such type shall automatically convert into an ABR Loan at the end of the then current LIBOR Interest Periods with respect thereto or sooner, if required by such law or assertion.

(e)    Increased Costs. If, on or after the date hereof, a Change in Law: (a) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board) against assets of, deposits with or for the account of, or credit extended by, the Bank or shall impose on the Bank or on the London interbank market any other condition affecting its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans; or (b) shall impose on the Bank any other condition affecting its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans, and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining any LIBOR Rate Loan, or to reduce the amount of any sum received or receivable by the Bank under this Letter Agreement with respect thereto, by an amount deemed by the Bank to be material, then, within 15 days after demand by the Bank, the Company shall pay to the Bank such additional amount or amounts as will compensate the Bank for such increased cost or reduction.

(f)    Increased Capital Costs. If any Change in Law affects or would affect the amount of capital required or expected to be maintained by the Bank, or Person controlling the Bank, and the Bank determines (in its sole and absolute discretion) that the rate of return on its or such controlling Person’s capital as a consequence of its commitments or the loans made by the Bank is reduced to a level below that which the Bank or such controlling Person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by the Bank to the Company, the Company shall immediately pay directly to the Bank additional amounts sufficient to compensate the Bank or such controlling Person for such reduction in rate of return. A statement of the Bank as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Company. In determining such amount, the Bank may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

(g)    Taxes. All payments by the Company of principal of, and interest on, LIBOR Rate Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by the Bank’s net income or receipts (such non-excluded items being called “Taxes”). In the event that any withholding or deduction from any payment to be made by the Company hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Company will:

(a)	pay directly to the relevant authority the full amount required to be so withheld or deducted;

(b)	promptly forward to the Bank an official receipt or other documentation satisfactory to the Bank evidencing such payment to such authority; and

(c)
pay to the Bank such additional amount or amounts as is necessary to ensure that the net amount actually received by the Bank will equal the full amount the Bank would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Bank with respect to any payment received by the Bank hereunder, the Bank may pay such Taxes and the Company will promptly pay such additional amount (including any penalties, interest or expenses) as is necessary in order that the net amount received by the Bank after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount the Bank would have received had not such Taxes been asserted.

If the Company fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Bank the required receipts or other required documentary evidence, the Company shall indemnify the Bank for any incremental Taxes, interest or penalties that may become payable by the Bank as a result of any such failure.

10.	Fees and Charges

(a)    Unused Fee.    In consideration of the Bank’s agreement to make the Facility available to the Company, the Company shall pay to the Bank a non-refundable “Unused Fee” at the rate of 0.05% (i.e. 5.00 basis points) per annum multiplied by the average daily unused portion of the Facility (the “Unused Fee”). The Unused Fee shall be payable quarterly in arrears, on the first day of each calendar quarter and computed on the basis of a 360-day year and assessed for the actual number of days elapsed.

(b)    Late Charge. Without in any way affecting any other right or remedy the Bank may have under this Agreement, under applicable law or otherwise, the Company shall pay a "late charge" equal to five percent (5%) of any installment of principal or interest, or of any other amount due to the Bank under this Agreement which is not paid within ten (10) days of the due date thereof to defray the extra expense involved in handling such delinquent payment. The minimum late charge shall be Thirty Five Dollars ($35) and the late charge shall be assessed on a monthly basis for each payment and for each month such payment is delinquent.

11.Collateral

The Facility shall be unsecured; provided, however, that if the Company shall grant collateral or other security for any of its indebtedness then the Company shall grant a pari passu lien in any such collateral or security to the Bank.

12.Financial Covenants

(a)    The Company hereby covenants that the ratio of The Connecticut Water Company’s earnings before interest and taxes to The Connecticut Water Company’s interest expense shall be equal to or greater than 3:00 to 1:00, as determined by the Bank in its reasonable discretion. The foregoing covenant shall be tested as of the last day of each fiscal quarter, based on the fiscal quarter then ended, commencing with the fiscal quarter ending September 30, 2018.

(b)    The Company hereby covenants that The Maine Water Company shall not permit the ratio of its debt to capitalization to exceed sixty percent (60%), as determined by the Bank in its reasonable discretion. The foregoing covenant shall be tested as of the last day of each fiscal quarter, based on the fiscal quarter then ended, commencing with the fiscal quarter ending September 30, 2018.

(c)    The Company hereby covenants that The Connecticut Water Company shall not permit the ratio of its debt to capitalization to exceed sixty percent (60%), as determined by the Bank in its reasonable discretion. The foregoing covenant shall be tested as of the last day of each fiscal quarter, based on the fiscal quarter then ended, commencing with the fiscal quarter ending September 30, 2018.

(d)    The Company hereby covenants that it shall not permit the ratio of its debt to capitalization to exceed sixty-five percent (65%), as determined by the Bank in its reasonable discretion. The foregoing covenant shall be tested as of the last day of each fiscal quarter, based on the fiscal quarter then ended, commencing with the fiscal quarter ending September 30, 2018.

(e)    Any failure of the Company to comply with the provisions of this Section 12 shall constitute a default hereunder, permitting the Bank to terminate the Facility and demand immediate repayment of the Revolving Loans.

13.Financial and Other Reporting.

(a)    Company Financial Statements.    As soon as available, but in no event later than April 30 in each year, the Company shall provide the Bank with copies of the Company’s (and, following the consummation of the Merger, if requested by the Bank, SJW’s), audited financial statements for the Company’s most recently ended fiscal year. In addition, the Company agrees to provide the Bank with copies of any and all reports issued by the Company (or, following the consummation of the Merger, if requested by the Bank, SJW) to its shareholders, including Form 10-Q and Form 10-K, no later than forty-five (45) days from the end of each fiscal quarter, following the consummation of the Merger, in the case of the Company, its internally prepared financial statements, no later than forty-five (45) days from the end of each fiscal quarter, an annual budget for the Company with supporting details no later than thirty (30) days prior to the start of each fiscal year, and such additional information as the Bank may from time to time request.

(b)    The Connecticut Water Company.    As soon as available, but in no event later than May 31 in each year, the Company shall cause The Connecticut Water Company to provide the Bank with copies of The Connecticut Water Company’s audited financial statements for the most recently ended fiscal year. In addition, the Company agrees to cause The Connecticut Water Company to provide the Bank with copies of The Connecticut Water Company’s quarterly internally prepared financial statements, no later than sixty (60) days from the end of each fiscal quarter, and such additional information as the Bank may from time to time request.

(c)    Covenant Compliance Certificate.    No later than sixty (60) days from the end of each fiscal quarter, the Company shall deliver to the Bank a covenant compliance certificate, in form and substance acceptable to the Bank, setting forth the Company’s, The Connecticut Water Company’s and The Maine Water Company’s compliance with, as applicable, the financial covenants set forth in Section 12.

(d)    KYC Requirements. Promptly following any request therefor, (i) such other information and documentation reasonably requested by the Bank for purposes of compliance with applicable “know your customer” requirements under the USA Patriot Act, the Beneficial Ownership

Regulation or other applicable Anti-Corruption and Anti-Terrorism Laws (including those passed pursuant to the USA PATRIOT Act), and (ii) such other information regarding the operations, business affairs and financial condition of the Company (and, following the merger, SJW) or any Subsidiary, or compliance with the terms of this Agreement, as the Bank may reasonably request.

14.Affirmative and Negative Covenants

(a)    Existence. The Company shall not merge, consolidate, dissolve or suffer any other significant change in its corporate structure to occur except for the Merger. The Company will not at any time sell, assign, transfer, lease (as lessor) or otherwise transfer all or any substantial part of its properties or assets to any Persons (either by or through a single transaction or by or through a series of separate but related transactions).

(b)    Depository Account. The Company shall maintain with the Bank a depository account for purposes of administering the Facility and its primary operating/ checking accounts.

(c)    Compliance with Laws The Company will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and maintain all permits and licenses necessary to conduct its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. In addition, and without limiting the foregoing sentence, the Company will, and will cause each of its Subsidiaries to, comply with all applicable Environmental Laws in all material respects, and with Anti-Corruption Laws, applicable Sanctions and the USA PATRIOT Act and the regulations promulgated thereunder in all respects.

(d)    OFAC; PATRIOT Act. The Company will not, and will not permit any of its Subsidiaries to, (a) at any time be or become the subject of any law, regulation, or list of any government agency (including the United States Office of Foreign Asset Control list) that prohibits or limits the Bank from making any loans or extension of credit (including the Revolving Loans) to the Company or from otherwise conducting business with the Company or any of its Subsidiaries, or (b) fail to provide documentary and other evidence of the Company’s or any of its Subsidiaries’ identity as may be requested by the Bank at any time to enable the Bank to verify the Company’s or any Subsidiary’s identity or to comply with any applicable law or regulation, including Section 326 of the USA PATRIOT Act.

15.Event of Default

The occurrence of any of the following events shall constitute an event of default under the Facility (an “Event of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice and/or lapse of time, a “Default”):

(a)    The Company shall fail to pay (i) any outstanding Revolving Loan when due; (ii) any Hedging Obligations when due; or (iii) any accrued and unpaid interest on any Revolving Loans, or any fees or expenses payable hereunder, within ten (10) days of the due date therefor; or

(b)    The Company shall fail to perform any term, covenant or agreement contained in this Agreement, the Note, any Hedging Contract or any other document, instrument or agreement executed in connection with the Facility (collectively, the “Other Documents”);

(c)    any representation or warranty of the Company made in this Agreement, the Note, any Hedging Contract or any Other Document or in any certificate or report delivered hereunder or thereunder shall prove to have been false in any material respect upon the date when made or deemed to have been made; or

(d)    The Company shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar official of itself or of all or a substantial part of its properties and assets; (ii) be generally not paying its debts as such debts become due; (iii) make a general assignment for the benefit of its creditors; (iv) commence a voluntary case under the Bankruptcy Code; (v) take any action or commence any case or proceeding under any law relating to bankruptcy, insolvency, reorganization, winding‑up or composition or adjustment of debts, or any other law providing for the relief of debtors; (vi) fail to contest in a timely or appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or other law; (vii) take any action under the laws of its jurisdiction of incorporation or organization similar to any of the foregoing; or (viii) take any corporate action for the purpose of effecting any of the foregoing; or

(e)    a proceeding or case shall be commenced, without the application or consent of the Company in any court of competent jurisdiction (which, with respect to any petition filed against the Company, is not dismissed within ninety (90) days of filing thereof), seeking (i) the liquidation, reorganization, dissolution, winding up, or composition or readjustment of its debts; (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its properties and assets; or (iii) similar relief in respect of it, under any law relating to bankruptcy, insolvency, reorganization, winding‑up or composition or adjustment of debts or any other law providing for the relief of debtors, or an order for relief shall be entered in an involuntary case under the Bankruptcy Code, against the Company; or action under the laws of the jurisdiction of incorporation or organization of the Company similar to any of the foregoing shall be taken with respect to the Company; or

(f)    The Company shall cease to exist or otherwise dissolve or take any corporate action to effect to the foregoing; or

(g)    The Company shall fail to meet any financial covenant set forth in Section 12 hereof; or

(h)    a default or event of default, after any applicable grace period, shall occur under any documents, agreements and instruments evidencing or securing any material indebtedness of the Company in excess of $500,000 (individually or in the aggregate); or

(i)    a default or event of default, after any applicable grace period, shall occur under the documents evidencing any other loan now existing or hereafter made by the Bank to the Company or any Subsidiary; or

(j)    The Connecticut Water Company shall fail to maintain an investment grade credit rating from either Moody’s Investors Service, Inc. or Standard & Poor's Financial Services LLC, a subsidiary of S&P Global Inc. (or any successor to their rating agency businesses); or

(k)    a Change of Control (other than the Merger) shall occur.

16.Remedies

Upon the occurrence of an Event of Default, and at any time thereafter while such Event of Default is continuing, immediately and automatically in the case of an Event of Default specified in Section 15(d) or 15(e), and in all other cases, at the Bank’s option and upon the Bank’s declaration:

(a)    the Bank’s obligation to make any additional Revolving Loans shall terminate;

(b)    the unpaid principal amount of the Revolving Loans, fees or expenses hereunder, together with accrued interest thereon, and all other obligations, including reimbursement obligations and any Hedging Obligations, shall become immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived; and

(c)    the Bank may exercise any and all other rights and remedies it has at law or in equity, and proceed to protect and enforce the Bank’s rights by any action at law, in equity or other appropriate proceeding.

17.Conditions Precedent

Conditions to be fulfilled to the Bank’s satisfaction prior to the utilization of the Facility include delivery of the following:

(a)    a counterpart of this Agreement is duly executed by the Company and delivered to the Bank;

(b)    the Note, in form and substance satisfactory to the Bank, is duly executed by the Company and delivered to the Bank;

(c)    certified copies of the resolutions of the Company’s Board of Directors authorizing the acceptance of this Facility on the terms and conditions of this Agreement and designating those persons authorized to sign on behalf of the Company are delivered to the Bank;

(d)    certified copies of the Company’s Certificate of Incorporation and Bylaws (or equivalent) are delivered to the Bank; and

(e)    a certificate of the corporate secretary of the Company designating those persons authorized to act on behalf of the Company with respect to the Facility together with specimens of their signatures are delivered to the Bank.

In addition, the Company shall have established with the Bank a depository account for purposes of administering the Facility and its primary operating/ checking accounts.

18.Costs and Indemnification

(a)    The Company shall pay or reimburse the Bank, on demand, for all expenses (including, without limitation, reasonable independent counsel fees and expenses as well as internally allocated costs and expenses of the Bank’s in-house counsel) incurred or paid by the Bank in connection with: (i) the preparation, execution and delivery of this Agreement, the Note and each Other Document, irrespective of whether the closing of the Facility shall occur; (ii) the preparation, execution and delivery of any waiver, amendment or consent by the Bank relating to this Agreement, the Note or any Other Document or in connection with any field audit; (iii) the enforcement by the Bank of the Bank’s rights as against the Company in respect of the Facility, including, but not limited to, any action to enforce the Note; and (iv) in the defense of any action against the Bank with respect to the Bank’s rights or liabilities in respect to the Company’s obligations.

(b)    The Company shall indemnify the Bank on demand for any loss or damage incurred or to be incurred by the Bank as a consequence or payment of any amount otherwise than on the due date thereof or as a result of the payment of any amount in respect of a Revolving Loan otherwise than on the maturity date for such Revolving Loan, including, without limitation, any LIBOR Breakage Fee, upon presentation by the Bank of a statement in the amount and setting forth the Bank’s calculation thereof, which statement shall be deemed true and correct absent manifest error.

(c)    The Company, shall indemnify the Bank, the Bank’s affiliates and the officers, directors, employees, agents, advisors, attorneys-in-fact and representatives of the Bank and its affiliates

(each of the foregoing being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including attorney fees), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Company or any of its Affiliates arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Revolving Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any of its Affiliates, and regardless of whether any Indemnitee is a party thereto or (v) any government investigation, audit, hearing or enforcement action resulting from the Company’s or any of its affiliate’s noncompliance (or purported noncompliance) with any applicable Sanctions, other Anti-Terrorism Laws or Anti-Corruption Laws (it being understood and agreed that the Indemnitees shall be entitled to indemnification pursuant to this clause (including indemnification for fines, penalties and other expenses) regardless of whether any adverse finding is made against the Company or any of its affiliates), provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Company against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any Other Document, if the Company has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction. To the extent that the indemnity set forth above in this paragraph shall be held to be unenforceable in whole or in part because it is violative of any law or public policy, the Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified amounts incurred by Indemnitees or any of them.
(d)    To the fullest extent permitted by applicable law, the Company hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Revolving Loan or the use of the proceeds thereof.
(e)    All amounts due under this Section 18 shall be payable promptly and in no event later than ten (10) days after demand therefor.
19.Governing Law

The respective rights and obligations of the Company and the Bank hereunder shall be governed by and the construed in accordance with the laws of the State of Connecticut. The Company hereby consents to the jurisdiction of any court sitting in the State of Connecticut for the purposes of resolution of any dispute which may arise hereunder or under the Note and for enforcement of the Bank’s rights and remedies hereunder or under the Note, and further waives to the fullest extent permitted by law any right to assert that said courts do not constitute a convenient forum for such resolution or enforcement.

20.Representations and Warranties

The Company hereby represents and warrants to the Bank that:

(i)the execution and delivery by the Company of this Agreement, the Note and the Other Documents, and the performance of its agreements and obligations hereunder and thereunder are within the Company’s power and authority and have been authorized by all necessary corporate proceedings and will not violate any provision of the Company’s certificate of incorporation or bylaws or any material agreement or contractual obligations binding upon the Company;

(ii)the Facility, this Agreement, the Note and the Other Documents, when executed and delivered, are the valid, legal and binding obligations of the Company, and do not require the consent or approval of any governmental authority or agency;

(iii) there is no material litigation, proceeding or investigation pending, or to the knowledge of the Company, threatened, against the Company that will materially or adversely affect the Company as a whole, except as previously disclosed to the Bank;

(iv)Each of the Company Each of the Company, its Subsidiaries and their respective officers and employees and their directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions;

(v)Neither the Company, any of its Subsidiaries nor any of their respective directors, officers or employees is a Sanctioned Person;

(vi)Each of the Company and its Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and all applicable Sanctions;

(vii)No Revolving Loan, use of the proceeds of any Revolving Loan or other transactions contemplated hereby will violate Anti-Corruption Laws or applicable Sanctions;

(viii)No part of the proceeds of the Revolving Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the Anti-Corruption Laws;

(ix)Neither the making of the Revolving Loans hereunder nor the use of the proceeds thereof will violate the any regulations passed under the USA PATRIOT Act or will violate the Trading with the Enemy Act, the International Emergency Economic Powers Act, or any regulations passed thereunder, including the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto or successor statute thereto (together with Sanctions, “Anti-Terrorism Laws”) and the Company and each of its Subsidiaries are in compliance with applicable Anti-Terrorism Laws;

(x)Neither the Company nor any of its Subsidiaries is engaged principally, or as one of their important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock and immediately before and after giving effect to the making of each Revolving Loan, Margin Stock will constitute less than 25% of the Company’s assets as determined in accordance with Regulation U; or
(xi)No part of the proceeds of any Revolving Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase, acquire or carry any Margin Stock or for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X or (b) for any purpose that would violate any Anti-Corruption Laws or applicable Sanctions,
21.    Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier, facsimile or other electronic means shall be as effective as delivery of a manually executed counterpart of this Agreement. At the request of any party, any telecopier, facsimile or other electronic signature is to be re-executed in original form by the party which executed the telecopier, facsimile or other electronic signature. No party may raise the use of a telecopier, facsimile machine or other electronic means, or the fact that any signature was transmitted through the use of a telecopier, facsimile machine or other electronic means, as a defense to the enforcement of this Agreement.

22.	Entire Agreement

This Agreement supersedes and replaces in its entirety all prior agreements or understandings, whether oral or written, between the Bank and the Company relating to the Facility.

23.	No Waiver by the Bank

Any failure by the Bank to exercise any right under this Agreement, the Note or any Other Document arising or existing as a result of the occurrence of an Event of Default, or any delay in such exercise, shall not constitute a waiver of the right to exercise such right at a later time so long as such Event of Default shall remain uncured, and shall not constitute a waiver of the right to exercise such right if any other Event of Default shall occur. The acceptance by the Bank of the payment of any sum due and payable under this Agreement, the Note or any Other Document after the date specified for such payment shall not be a waiver of the Bank’s right to require prompt payment when due of all other sums payable under this Agreement, the Note or any Other Document or of the Bank’s right to declare a default for failure to make prompt payment in full.

24.	Setoff.

The Company hereby grants to the Bank a continuing lien on and security interest in any and all deposits or other sums credited by or due from the Bank to the Company and any securities or other property of the Company in the possession of the Bank. Regardless of the adequacy of any collateral, during the continuance of an Event of Default, any deposits or other sums credited by or due from the Bank to the Company and any securities or other property of the Company in the possession of the Bank may be applied to or set off against the payment of all obligations (whether matured or unmatured) of the Company under this Agreement, the Note or any Other Documents and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Company to the Bank.

25.	Benefit

This Agreement and all covenants, agreements and provisions set forth herein shall inure to the benefit of the Bank and its successors and assigns, including any lender(s) with which the Bank may participate in the making of any loans or advances hereunder.

26.	COMMERCIAL WAIVER

THE BORROWER AND EACH AND EVERY ENDORSER, GUARANTOR AND SURETY OF THIS AGREEMENT, AND EACH OTHER PERSON WHICH IS OR WHICH SHALL BECOME LIABLE FOR ALL OR ANY PART OF THE OBLIGATIONS UNDER THIS AGREEMENT, THE NOTE OR THE OTHER DOCUMENTS, HEREBY ACKNOWLEDGE THAT THE TRANSACTION OF WHICH THIS AGREEMENT, THE NOTE AND THE OTHER DOCUMENTS IS A PART IS A COMMERCIAL TRANSACTION AND WAIVE THEIR RIGHTS TO NOTICE AND HEARING UNDER CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES OR BY OTHER APPLICABLE LAW WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH THE BANK MAY DESIRE TO USE.

27.	JURY TRIAL

THE BORROWER AND EACH AND EVERY ENDORSER, GUARANTOR AND SURETY OF THIS AGREEMENT, AND EACH OTHER PERSON WHICH IS OR WHICH SHALL BECOME LIABLE FOR ALL OR ANY PART OF THE OBLIGATIONS UNDER THIS AGREEMENT, THE NOTE OR THE OTHER DOCUMENTS, HEREBY WAIVE TRIAL BY JURY IN ANY COURT IN ANY SUIT, ACTION, OR PROCEEDING OR ANY MATTER

ARISING IN CONNECTION WITH OR IN ANY WAY RELATED TO THE TRANSACTION OF WHICH THIS AGREEMENT, THE NOTE OR ANY OTHER DOCUMENT IS A PART AND/OR IN THE ENFORCEMENT BY THE BANK OF ANY OF ITS RIGHTS AND REMEDIES HEREUNDER OR UNDER APPLICABLE LAW. THE BORROWER ACKNOWLEDGES THAT IT MAKES THIS WAIVER KNOWINGLY, VOLUNTARILY AND ONLY AFTER CONSIDERATION OF THE RAMIFICATIONS OF THIS WAIVER BY ITS ATTORNEY.

28.	Interpretation

The rights and remedies herein expressed are cumulative and not exclusive of any other rights which the Bank would have otherwise. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the Company and the Bank, provided that the Company may not assign or transfer its rights hereunder without the prior written consent of the Bank; without limitation of the generality of the foregoing, the Bank may assign or transfer its rights hereunder, in whole or in part, to other financing institutions by way of sales of undivided participations, or other similar means. The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof. No notice to or demand upon the Company shall entitle the Company to other or further notice or demand in similar or other circumstances.

29.	Amendments and Waivers

This Agreement may be amended, and the performance or observance by the Company of any terms of this Agreement or any other instrument relating hereto or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively), with, but only with, in the case of amendments, the written consent of the Company, and, in all cases, the written consent of the Bank. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission in the exercise of any right, remedy, power or privilege hereunder on the part of the Bank shall impair, prejudice or constitute a waiver of any such right, remedy, power or privilege or otherwise be prejudicial thereto.

30.	The Bank Not a Joint Venturer

Notwithstanding anything to the contrary herein contained, the Bank, by any action pursuant hereto, will not be deemed a partner or joint venturer with the Company and the Company agrees to hold the Bank harmless from any damages and expenses resulting from such a construction of the relationship of the parties or any assertion thereof.

31.	Notices

All notices, consents, approvals and requests required or permitted under this Agreement (a “Notice”) shall be given in writing and shall be effective for all purposes if either hand delivered with receipt acknowledged, or by a nationally recognized overnight delivery service (such as Federal

Express), or by certified or registered United States mail, return receipt requested, postage prepaid, or, with respect to routine or administrative notices by electronic mail, in each case addressed as follows (or to such other address or Person as a party shall designate from time to time by notice to the other party):

If to Bank:     Citizens Bank, National Association
290 Church Street
CNH 210
New Haven, CT 06510
Attn: Anthony H, Castellon, Senior Vice President
Email: Anthony.castellon@citizensbank.com

If to the Company: Connecticut Water Service, Inc.
93 West Main Street
Clinton, CT 06413
Attn: David Benoit, President and Chief Executive Officer
Email: dbenoit@ctwater.com

A Notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a business day; in the case of overnight delivery, upon the first attempted delivery on a business day; or, in the case of electronic mail, at the time of delivery.

32.	USA PATRIOT Act Notice

.         The Bank hereby notifies the Company that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow the Bank to identify each Loan Party in accordance with the USA PATRIOT Act. The Company shall, and shall cause each Subsidiary to, provide such information and take such actions as are reasonably requested by the Bank in order to assist the Bank in maintaining compliance with the USA PATRIOT Act.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

[Signature Page to Letter Agreement]

Please confirm the Company’s acceptance of the terms and conditions of the Facility by signing and returning to us the enclosed copy of this Agreement, the Note and the other items required to be delivered by the Company under Section 17 hereof.

CITIZENS BANK, NATIONAL ASSOCIATION

By: /s/ Anthony Cartellon
Name: Anthony Cartellon
                     Title: Senior Vice President

The Company hereby agrees to and accepts the terms and conditions contained in the foregoing letter agreement and confirms that the Bank, shall be entitled but shall not be obliged, to rely upon and act in accordance with any communication (including any notice, request, instruction or other communication whatsoever) which may be or purport to be given by telephone or telex or telefax transmission on the Company’s behalf by any Person notified to the Bank by the Company as being authorized to give such communication without inquiry by the Bank to make such communication. The Company hereby indemnifies the Bank and agrees to hold it harmless against all losses, claims, actions, proceedings, damages, costs and expenses incurred or sustained by the Bank as a result thereof or in connection therewith.

The Persons authorized to give communication on the Company’s behalf are the Persons named on the certificate of incumbency delivered to the Bank pursuant to Section 17(e).

CONNECTICUT WATER SERVICE, INC.

By: /s/ David C. Benoit
Name: David C. Benoit
Title: Chief Financial Officer

EXHIBIT A

FORM OF NOTE